EXHIBIT 99.1
                                                                    ------------


                                 PROXY STATEMENT

                            [NICOLET BANKSHARES LOGO]



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 6, 2003

To the Shareholders of Nicolet Bankshares, Inc.:

     The 2003 Annual Meeting of Shareholders of Nicolet Bankshares, Inc. (the "Company") will be held at the Bemis International Center, St. Norbert College, 100 Grant Street, DePere, Wisconsin on Tuesday, May 6, 2003 at 4:00 PM, for the purposes of:

     (1)  Electing directors; and

     (2) Transacting any other business as properly may come before the Annual Meeting or any adjournments of the meeting.

     The Board of Directors has set March 14, 2003 as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting.

     I hope that you will be able to attend the Annual Meeting. If you plan to attend, please mark the appropriate box at the bottom of your proxy card so that we can make proper arrangements for the anticipated number of guests. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card as soon as possible. Returning your proxy will help ensure the greatest number of shareholders is present either in person or by proxy. If you attend the Annual Meeting and wish to vote your shares in person, you may do so at any time before the vote takes place.


                                             By Order of the Board of Directors,

                                             /s/ Robert B. Atwell
                                             Chief Executive Officer
                                             Nicolet Bankshares, Inc.

Green Bay, Wisconsin
March 20, 2003


     PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE. YOU CAN SPARE YOUR COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION BY RETURNING YOUR PROXY CARD PROMPTLY.

                            NICOLET BANKSHARES, INC.
                          _____________________________

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 6, 2003
                          _____________________________

                                  INTRODUCTION

TIME AND PLACE OF THE MEETING

     The Company's Board of Directors is furnishing this Proxy Statement to solicit proxies for use at the 2003 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 6, 2003 at 4:00 PM local time at the Bemis International Center, St. Norbert College, 100 Grant Street, DePere, Wisconsin and at any adjournment of the meeting.

RECORD DATE AND MAILING DATE

     The close of business on March 14, 2003 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this Proxy Statement and accompanying proxy card to shareholders on or about March 20, 2003.

NUMBER OF SHARES OUTSTANDING

     As of the close of business on the Record Date, the Company had 30,000,000 shares of Common Stock, $.01 par value, authorized, of which 2,946,820 shares were outstanding. Each outstanding share is entitled to one vote on all matters to be presented at the meeting.


                          VOTING AT THE ANNUAL MEETING

PROCEDURES FOR VOTING BY PROXY

     The accompanying proxy card is for your use at the Annual Meeting if you are unable to attend in person or are able to attend but do not wish to vote in person. You should specify your choices with regard to the proposals on the proxy card. If you properly sign, return and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified on your proxy card.

     If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, the shares represented by your signed and dated proxy card will be voted FOR each of the proposals described in this Proxy Statement. If any nominee for election to the Board of Directors named in this Proxy Statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon the matters according to their judgment. The Board of Directors is not aware of any other business to be presented for a vote of the shareholders at the Annual Meeting.

REVOKING YOUR PROXY

     Returning your proxy does not affect your right to vote in person if you attend the Annual Meeting. You can revoke your proxy at any time before it is voted by delivering to Michael E. Daniels Secretary of the Company, at 110 South Washington Street, Green Bay, Wisconsin 54301, either a written revocation of your proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

REQUIREMENTS FOR SHAREHOLDER APPROVAL

     A quorum will be present at the meeting if a majority of the votes entitled to be cast are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Only those votes actually cast for the election of a director, however, will be counted for purposes of determining whether a particular director nominee receives sufficient votes to be elected.

     In the election of directors, you will have as many votes as the number of shares you own, multiplied by the number of directors (14) to be elected. When voting by proxy or in person at the Annual Meeting, you may do one of the following:

     - You may vote FOR all of the director nominees. If you wish to withhold authority as to certain nominees, however, you may do so by writing the name of the person or persons for whom you do not want to vote in the space provided on the proxy.

     - You may WITHHOLD AUTHORITY to vote for all or some of the director nominees, in which case none of those nominees will receive any of your votes.

     - You may CUMULATE all of your votes for one director nominee or distribute them among as many nominees as you choose. For example, the election of 14 directors entitles a shareholder who owns 100 shares of stock to 1,400 votes. That shareholder may vote all 1,400 votes for one director nominee or may allocate those votes among two or more of the nominees. If you wish to cumulate your votes, you must write "Cumulate For" in the space provided on the proxy and indicate the nominees for whom you wish to vote and the number of votes to be cast for each such nominee.

     To be elected, a director nominee must receive more votes than any other nominee for the same seat on our Board of Directors. As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. We do not know of any competing nominees.

     ABSTENTIONS. A shareholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter.

     BROKER NON-VOTES. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain a broker vote on one or more proposals but no vote on one or more other proposals are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Broker votes are permitted in connection with uncontested elections of directors. As a result, broker non-votes will not exist in connection with the Annual Meeting unless a non-discretionary proposal is properly brought before the meeting.

     In general, the approval of any matter (other than the election of directors) that may properly come before the Annual Meeting requires that more votes be cast in favor of the matter than against it. In such cases, abstentions and broker non-votes will have no effect on the approval of the proposal in question.

SOLICITATION OF PROXIES

     The Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

DIRECTORS

     At this Annual Meeting, the terms of the directors listed below will expire. The Board of Directors has nominated each of these directors to stand for re-election as directors at the Annual Meeting. If elected by the shareholders, each of the nominees will serve a one-year term that will expire at the 2004 Annual Meeting of Shareholders and upon the election and qualification of his or her successor. If any of the nominees should be unavailable to serve for any reason (which we do not anticipate), the Board of Directors may (1) designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), (2) allow the vacancy or vacancies to remain open pending the nomination of a suitable candidate or candidates, or (3) by resolution provide for a lesser number of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO RE-ELECT EACH OF THE DIRECTOR NOMINEES LISTED BELOW.

     All of the directors listed below are also directors of Nicolet National Bank, a wholly-owned subsidiary of the Company ("Nicolet National"). Except as otherwise indicated, each of the named persons has been engaged in his or her present principal occupation for more than five years. The ages shown are as of December 31, 2002.

                                                               POSITIONS AND
NAME (AGE)                  DIRECTOR SINCE                  BUSINESS EXPERIENCE
--------------------------  --------------  ---------------------------------------------------

Robert B. Atwell (45)                 2000  Chairman of the Company since 2002; President
                                            and chief executive officer of the Company and
                                            Nicolet National since 2000; previously employed
                                            by Associated Bank Green Bay from 1987 to 2000
                                            in various capacities, most recently serving as
                                            executive vice president and senior lending
                                            officer.


                                        3

                                                               POSITIONS AND
NAME (AGE)                  DIRECTOR SINCE                  BUSINESS EXPERIENCE
--------------------------  --------------  ---------------------------------------------------

Michael E. Daniels (38)               2000  Executive vice president and chief lending officer
                                            of Nicolet National since 2000 and Secretary of
                                            the Company since 2002; previously employed by
                                            Associated Bank Green Bay from 1995 to 2000 as
                                            senior vice president and metro group manager for
                                            business banking.

Wendell E. Ellsworth (62)             2000  Owner and chief executive officer, Algoma
                                            Hardwoods, Inc., Appalachian Door, LLC and
                                            Algoma Door, Inc., door manufacturers; and WEE
                                            Enterprises, a real estate company.

Deanna L. Favre (34)                  2000  Chief executive officer, Favre Forward
                                            Foundation, which supports disadvantaged and
                                            disabled children's causes.

Michael F. Felhofer (45)              2000  Owner, Candleworks of Door County, Inc.;
                                            former owner, president and general manager of
                                            Door County Candles, a candle manufacturer and
                                            retailer.

James M. Halron (49)                  2000  Co-owner, Halron Oil Company, Inc., a gas and
                                            oil distributor; co-owner of Halco Barge Lines,
                                            Inc, Halco Terminals, Inc., and Halron Brothers
                                            LLP, and Halron Partnership LLP, real estate
                                            partnerships.

Philip J. Hendrickson (82)            2000  Retired; former chairman, chief executive officer
                                            and president of KI Krueger International, a
                                            manufacturer of office, commercial, institutional
                                            and educational furniture.  Also a director of
                                            Ariens Co., Brillion, Wisconsin and Trudell
                                            Trailer Co., DePere, Wisconsin.

Andrew F. Hetzel, Jr. (46)            2001  President of NPS Corp., a manufacturer and
                                            marketer of spill control and protection packaging
                                            products; managing member of H&L Services
                                            LLC, a real estate development company.

Terrence J. Lemerond (64)             2000  Owner and President, Euro Pharma Inc., a
                                            distributor of therapeutic skin care products,
                                            exclusive personal care products and unique
                                            natural remedies.  Former owner and founder of
                                            Enzymatic Therapy, a vitamin and health
                                            supplement manufacturer.


                                        4

                                                               POSITIONS AND
NAME (AGE)                  DIRECTOR SINCE                  BUSINESS EXPERIENCE
--------------------------  --------------  ---------------------------------------------------

Donald J. Long, Jr. (45)              2000  Owner and president, Century Drill & Tool Co.,
                                            Inc., an expediter of power tool accessories.

Wade T. Micoley (42)                  2000  Owner, Re/Max 1st Advantage, a real estate
                                            brokerage franchise; partner, Whirthington
                                            Estates, Inc., a real estate development company;
                                            and owner, Tycore Built LLC, a residential and
                                            commercial contracting company.

Ronald C. Miller (65)                 2000  Retired president and chief executive officer, Four
                                            Corporation, an automated welding equipment
                                            and custom fabricating/machining business.

Sandra A. Renard (63)                 2001  President and co-owner, Renco Machine
                                            Company, Inc., a manufacturer of equipment for
                                            the paper making industry and foundries.

Robert J. Weyers (38)                 2000  Co-owner, WB Investors, LLC, a real estate
                                            investment company; Kensington Properties,
                                            LLC, a commercial and retail real estate
                                            developer; and Commercial Horizons, Inc., a
                                            commercial property management company.

EXECUTIVE OFFICERS

     The Company's executive officers are Robert B. Atwell, Michael E. Daniels and Jacqui A. Engebos. Please see "Directors and Nominees" above for information relating to Messers. Atwell and Daniels. Ms. Engebos's biographical information appears below.

     Jacqui A. Engebos has served as Nicolet National's Vice President and Chief Financial Officer since 2000 and has served in those capacities with the Company since its formation in 2002. She was previously employed by Associated Bank Green Bay from 1986 to 2000, most recently as its Vice President and Chief Financial Officer.

MANAGEMENT STOCK OWNERSHIP

     The following table lists the number and percentage ownership of shares of common stock beneficially owned as of December 31, 2002 by each director and director nominee of the Company, each executive officer named in the Summary Compensation Table, all current executive officers and directors as a group and any persons known to management to own over five percent of the Company's outstanding common stock.

     Information relating to beneficial ownership of Company common stock is based upon "beneficial owner" concepts set forth in rules under the Securities and Exchange Act of 1934, as amended. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power" or "investment power" over the security. Voting power includes the power to vote or to direct the voting of the security, and investment power includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities.

                                              Number    Percentage of
                                                of       Outstanding
                    Name                      Shares       Shares(1)
     -------------------------------------  ----------  -------------

     Robert B. Atwell                         79,336(2)           2.6
     Michael E. Daniels                       81,124(3)           2.7
     Wendell E. Ellsworth                    110,077(4)           3.7
     Deanna L. Favre                          85,000(5)           2.9
     Michael F. Felhofer                      65,000(5)           2.2
     James M. Halron                          55,000(5)           1.9
     Philip J. Hendrickson                   102,500(6)           3.5
     Andrew F. Hetzel, Jr.                   100,000              3.4
     Terrence J. Lemerond                    115,000(5)           3.9
     Donald J. Long, Jr.                      71,000(5)           2.4
     Wade T. Micoley                         105,000(7)           3.6
     Ronald C. Miller                         75,000(5)           2.5
     Sandra A. Renard                        100,000(8)           3.4
     Robert J. Weyers
                                              63,000(5)           2.1
     All Directors and Executive Officers
     as a Group (16 persons)               1,223,704(9)         39.47

---------------
1     For purposes of this table, percentages shown treat all shares subject to exercisable warrants and options held by directors and executive officers as if they were issued and outstanding.

2     Includes an exercisable option to purchase 48,336 shares of common stock granted to Mr. Atwell under his employment agreement and 5,000 shares subject to the exercisable portion of a 7,500-share warrant granted to Mr. Atwell as an organizer of Nicolet National.

3     Includes 11,000 shares held jointly with his spouse, 9,803 shares held in his spouse's IRA, an exercisable option to purchase 38,335 shares of common stock granted to Mr. Daniels under his employment agreement and 5,000 shares subject to the exercisable portion of a 7,500-share warrant granted to Mr. Daniels as an organizer of Nicolet National.

4     Includes 35,100 shares held jointly with his spouse and 5,000 shares subject to the exercisable portion of a 7,500-share warrant granted to Mr. Ellsworth as an organizer of Nicolet National.

5     Includes 5,000 shares subject to the exercisable portion of a 7,500-share warrant granted to each organizer of Nicolet National.

6     Includes 75,000 shares held jointly with his spouse; 22,500 shares held in a trust for the benefit of his children, as to which his spouse serves as trustee; and 5,000 shares subject to the exercisable portion of a 7,500-share warrant granted to Mr. Hendrickson as an organizer of Nicolet National.

7     Includes 74,000 shares held in a joint trust, 3,000 shares held in each of two children's names, 1,000 shares held in his spouse's IRA, and 5,000 shares subject to the exercisable portion of a 7,500-share warrant issued to Mr. Micoley as an organizer of Nicolet National.


                                        6

8     Represents shares held as trustee for a joint trust.

9     Includes exercisable options to purchase 98,338 shares of common stock and
60,000 shares subject to the exercisable portions of warrants granted to the organizers of Nicolet National.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board of Directors conducts its business through meetings of the full Board and through committees. The Company's committees include an Audit Committee and an Administrative Committee. During 2002, the Board of Directors held three meetings, the Audit Committee held one meeting and the Administrative Committee held one meeting. Because all of our personnel are employed by Nicolet National and not by the Company, the Executive Committee of the Nicolet National Board of Directors determines the compensation for our executive officers.

     The Audit Committee is responsible for reviewing with the Company's independent accountants their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any; reviewing the scope and results of the Company's internal auditing procedures; consulting with the independent accountants and management with regard to the Company's accounting methods and the adequacy of the Company's internal accounting controls; approving professional services provided by the independent accountants; reviewing the independence of the independent accountants; and reviewing the range of the independent accountants' audit and non-audit fees. Audit Committee members are Andrew F. Hetzel, Jr., Sandra A. Renard and James M. Halron.

     The Administrative Committee is responsible for reviewing and administering our stock incentive plans, including making grants under those plans. Administrative Committee members are Donald J. Long, Jr., Wendell E. Ellsworth and Philip J. Hendrickson.

     The Nicolet National Executive Committee is authorized to exercise the Nicolet National Board of Directors' authority between board meetings, subject to specific limitations. It also determine the compensation to be paid to our executive officers. Executive Committee members are Donald J. Long, Jr.; Wendell
E. Ellsworth, Philip J. Hendrickson, Robert B. Atwell and Michael E. Daniels. Each of Messrs. Atwell and Daniels abstains from the determination of his own compensation.

     The Board of Directors as a whole functions as a nominating committee to select management's nominees for election as directors of the Company. The Board of Directors will consider nominees recommended by shareholders if submitted to the Company in accordance with the procedures set forth in Section 2.6 of the Bylaws of the Company. See "Nominations and Shareholder Proposals for 2004 Annual Meeting" below.

                             AUDIT COMMITTEE REPORT

     The Audit Committee reports as follows with respect to the audit of the Company's 2002 audited consolidated financial statements.

     - The Committee has reviewed and discussed the Company's 2002 audited consolidated financial statements with the Company's management;

     - The Committee has discussed with the independent auditors, Porter Keadle Moore, LLP, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company's consolidated financial statements;

     - The Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1, which relates to the auditor's independence from the corporation and its related entities, and has discussed with the auditors the auditors' independence from the Company; and

     - Based on review and discussions of the Company's 2002 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's 2002 audited consolidated financial statements be included in the Company's Annual Report on Form 10-KSB.

          March 18, 2003       Andrew F. Hetzel, Jr.
                               Sandra A. Renard
                               James M. Halron

AUDIT COMMITTEE CHARTER

     The Board of Directors has not yet adopted a written charter for the Audit Committee, but plans to do so during 2003.

INDEPENDENCE OF AUDIT COMMITTEE MEMBERS

     Although the Company's stock is not listed on an exchange or traded on the Nasdaq Stock Market, each member of the Audit Committee meets the requirements for independence as defined by Nasdaq listing standards.

FEES PAID TO INDEPENDENT AUDITORS

     In connection with services rendered in connection with the audit of the Company's annual financial statements and the review of its interim financial statements, the Company incurred total audit fees for fiscal 2002 of $57,805.

     Porter Keadle Moore, LLP also billed the Company $8,145 for tax services for fiscal 2002, $21,729 for audit-related services and $10,045 for other services. It did not perform financial information systems design or implementation services for the Company in fiscal 2002.

     The Audit Committee has considered the provision of non-audit services by the Company's independent accountants and has determined that the provision of such services was consistent with maintaining the independence of the Company's principal accountants.

DIRECTOR COMPENSATION

     We do not separately compensate our directors for their service as directors. In the future, we may adopt a director compensation policy that conforms to applicable law.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table shows information concerning annual and long term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years indicated of our Chief Executive Officer and the other most highly compensated executive officers who served in such capacities as of December 31, 2002 and who earned over $100,000 in salary and bonus during 2002 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                         Long-Term
                                            Annual Compensation         Compensation
                                    ----------------------------------     Awards
                                                                         Securities
                                                            Other        Underlying
          Name and                                         Annual          Options         All Other
     Principal Position       Year   Salary    Bonus   Compensation(1)  (# of shares)  Compensation (2)
----------------------------  ----  --------  -------  ---------------  -------------  -----------------

Robert B. Atwell              2002  $166,500  $61,325            - 0 -          - 0 -  $          12,586
----------------
President and Chief           2001  $166,500    - 0 -            - 0 -          - 0 -  $          11,790
Executive Officer             2000  $166,500    - 0 -            - 0 -         72,500  $           1,092

Michael E. Daniels            2002  $141,500  $50,175            - 0 -          - 0 -  $           1,746
------------------
Executive Vice President and  2001  $141,500    - 0 -            - 0 -          - 0 -  $           9,574
Chief Lending Officer         2000  $110,500    - 0 -            - 0 -         57,500  $             706

Jacqui A. Engebos             2002  $ 93,510  $15,000            - 0 -          - 0 -  $           6,228
-----------------
Vice President and            2001  $ 86,154  $15,000            - 0 -          5,000  $           4,596
Chief Financial Officer       2000  $ 34,615  $15,000            - 0 -         15,000                 17

---------------
(1)     We have omitted information on "perks" and other personal benefits with an aggregate value below the minimum amount required for disclosure under the Securities and Exchange Commission regulations.

(2)     Includes the following amounts in life insurance premiums and 401(k) Company contributions:

                                             Premiums                401(k) Match
                                             ---------               -------------
Mr. Atwell                2002               $   2,597               $       9,989
                          2001                   2,184                       9,606
                          2000                   1,092                         -0-

Mr. Daniels               2002               $   1,746               $         -0-
                          2001                   1,411                       8,163
                          2000                     706                         -0-

Ms. Engebos               2002               $     150               $       6,078
                          2001                     108                       4,488
                          2000                      17                         -0-

                        OPTION GRANTS IN LAST FISCAL YEAR

     None of the Named Executive Officers was granted options in 2002.


    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                      Number of Securities
                     Underlying Unexercised         Value of Unexercised
                    Options at Fiscal Year-End    In-the-Money Options (1)
                    --------------------------  ----------------------------
Name                Exercisable  Unexercisable  Exercisable   Unexercisable
------------------  -----------  -------------  ------------  --------------
Robert B. Atwell         48,336         24,164  $    120,840  $       60,410
Michael E. Daniels       38,335         19,165        95,838          47,912
Jacqui A. Engebos        11,667          8,333        29,167          20,832

     The Named Executive Officers did not exercise any options in 2002.

---------------

(1) Reflects information relating only to options held by the Named Executive Officers with exercise prices that were less than the market value of the Company's common stock ($12.50 per share) at December 31, 2002.

EMPLOYMENT AGREEMENTS

     Robert B. Atwell. Effective April 7, 2000, Nicolet National entered into a three-year employment agreement with Robert B. Atwell regarding Mr. Atwell's employment as our president and chief executive officer. Under the terms of the agreement, Mr. Atwell receives a salary of $166,500 per year, plus benefits, and annual bonus compensation as determined by the Board of Directors. Nicolet National also granted Mr. Atwell an incentive stock option to purchase 30,000 shares and a nonqualified stock option to purchase 42,500 shares of our common stock at an exercise price of $10.00 per share. Mr. Atwell's options become exercisable in equal one-third annual increments over a three-year period beginning on September 30, 2001.

     Mr. Atwell's agreement automatically renews for an additional day each day after April 7, 2000, so that it always has a three-year term, unless either of the parties to the agreement gives notice of his or its intent not to renew the agreement. The agreement also provides various other benefits and subjects Mr. Atwell to non-compete restrictions. Additionally, under Mr. Atwell's agreement, we are obligated to pay Mr. Atwell his base salary for the following terminating events:

                                                                  Payment Obligation
Terminating Event                                                   of Base Salary
--------------------------------------------------- --------------------------------------------

Mr. Atwell becomes permanently disabled              Maximum of six months

Nicolet National terminates Mr. Atwell's employment
Without cause, as defined                            Maximum of 12 months

Mr. Atwell terminates his employment for cause       Maximum of 12 months

Mr. Atwell terminates his employment within six
Months after a change of control, as defined         One and one-half times base salary and bonus

     Michael E. Daniels. Effective April 7, 2000, Nicolet National entered into a three-year employment agreement with Michael E. Daniels regarding Mr. Daniels' employment as our executive vice president and chief lending officer. Under the terms of the agreement, Mr. Daniels received a pro-rated salary at a rate of $110,500 per year until Nicolet National opened for business, when his salary increased to $141,500 per year. Mr. Daniels also receives benefits and annual bonus compensation as determined by the Board of Directors. Nicolet National also granted Mr. Daniels an incentive stock option to purchase 30,000 shares and a nonqualified stock option to purchase 27,500 shares of our common stock at an exercise price of $10.00 per share. Mr. Daniels' options become exercisable in equal one-third annual increments beginning on September 30, 2001.

     Mr. Daniels' agreement automatically renews for an additional day each day after April 7, 2000, so that it always has a three-year term, unless any of the parties to the agreement gives notice of his or its intent not to renew the agreement. The agreement also provides various other benefits and subjects Mr. Daniels to non-compete restrictions. Additionally, under Mr. Daniels' agreement, we are obligated to pay Mr. Daniels his base salary under the same conditions and terms as described above for Mr. Atwell's employment agreement.

STOCK INCENTIVE PLANS

     GENERAL. We have two stock incentive plans: the Nicolet National Bank 2000 Stock Incentive Plan, which we assumed in our recent reorganization into a holding company structure, and the Nicolet Bankshares, Inc. 2002 Stock Incentive Plan. Each plan provides us with the flexibility to grant incentive stock options and non-qualified stock options to our directors, executive officers, employees and, in the case of the 2000 plan, organizers, for the purpose of giving them a proprietary interest in and encouraging them to remain involved with our company. The plans are essentially identical, except that the 2000 plan authorizes the issuance of up to 285,000 shares of common stock under the plan and the 2002 plan authorizes the issuance of up to 125,000 shares under the plan. The number of shares reserved for issuance under each plan may be adjusted in the event of a stock split, recapitalization or similar event. The following summary describes the other material terms of the plans.

     ADMINISTRATION. Each plan is administered by a committee appointed by the board of directors, with committee members consisting of at least three outside members of the Board of Directors. The board plans to consider the disinterested standards contained in both Section 162(m) of the Internal Revenue Code and Rule 16(b)(3) under the Securities Exchange Act when appointing members to the committee. The committee will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan.

     Each plan permits the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee determines, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. A holder of a stock option generally may not transfer the option during his or her lifetime.

     OPTION TERMS. Each plan provides for the grant of incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option. The maximum number of shares of common stock with respect to which options may be granted during any calendar year to any participant may not exceed 75,000.

     The committee determines the exercise price of an option. The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of the grant, or less than 110% of the fair market value if the participant owns more than 10% of the outstanding common stock of Nicolet Bankshares or its subsidiaries. When the incentive stock option is exercised, we will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options may not be less than 100% of the fair market value of the common stock on the date that the option is awarded, based upon any reasonable measure of fair market value. The committee may permit the exercise price to be paid in cash or through a cashless exercise executed through a broker. The committee may authorize bank financing to assist a participant with payment of the exercise price. The committee may make cash awards designed to cover tax obligations of participants that result from the receipt or exercise of a stock option.

     The committee will also determine the term of an option, which may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of the outstanding common stock of Nicolet Bankshares or its subsidiaries will not be exercisable more than five years after the date the option is granted. Subject to any further limitations in the applicable agreement, if a participant's employment is terminated, an option's status as an incentive stock option will expire no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, up to one year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be non-qualified options.

     TERMINATION OF OPTIONS. The terms of particular options may provide that they terminate, among other reasons: upon the holder's termination of employment or other status with Nicolet Bankshares or any affiliate; upon a specified date; upon the holder's death or disability; or, upon the occurrence of a change in control of Nicolet Bankshares. An agreement may provide that if the holder of an option dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee may, within the terms of the plan and the applicable agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above. In the absence of such terms of the plan, an option may also be cancelled, accelerated, paid or continued as the committee may determine.

     REORGANIZATIONS. In the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration, each plan provides for appropriate adjustment, as determined by the committee, in:

     - the number and kind of shares reserved for issuance under the plan and subject to options granted;

     -    the exercise price subject to unexercised options; and

     - the maximum number of shares of common stock for which options may be granted to any one individual in any calendar year.

In the event of specified corporate reorganizations, the committee may, within the terms of the plan and the applicable agreement, assume, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of an option.

     AMENDMENT AND TERMINATION OF THE PLAN. The Board of Directors has the authority to amend or terminate each plan. The board of directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities, or other laws. The board's action may not adversely affect the rights of a holder of a stock option without the holder's consent.

     FEDERAL INCOME TAX CONSEQUENCES. The following discussion outlines generally the federal income tax consequences of participation in each plan.

     - Incentive Stock Options. A participant will not recognize income and will not be taxed upon the grant of an incentive stock option nor upon the exercise of all or a portion of the option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain will be a capital gain, and we will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and we will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year periods indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

     - Non-Qualified Options. A participant will not recognize income upon the grant of a non-qualified option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and we will then be entitled to a corresponding deduction.

     Depending upon the time period for which shares of common stock are held after exercise of a non-qualified option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of the shares when the non-qualified option was exercised.

                           RELATED PARTY TRANSACTIONS

     Certain directors and executive officers of the Company purchased shares of Company common stock in the Company's 2002 public offering, which closed on September 26, 2002. The number of securities purchased and purchase price are indicated below. The purchase price indicated below was the same price per share paid by the public in the offering.

                             No.    Price     Total
                              of     Per    Purchase
     Name                   Shares  Share    Price
     ---------------------  ------  ------  ---------

     Michael E. Daniels     10,419  $12.50  $ 130,238
     Wendell E. Ellsworth   24,000   12.50    300,000
     Deanna L. Favre        30,000   12.50    375,000
     Michael F. Felhofer    10,000   12.50    125,000
     Philip J. Hendrickson  32,500   12.50    406,250
     Terrence J. Lemerond   60,000   12.50    750,000
     Donald J. Long Jr.     16,000   12.50    200,000
     Wade T. Micoley        50,000   12.50    625,000
     Ronald C. Miller       20,000   12.50    250,000
     Robert J. Weyers        8,000   12.50    100,000
     Sandra A. Renard       50,000   12.50    625,000
     Andrew F. Hetzel, Jr.  50,000   12.50    625,000

     Directors, executive officers, principal shareholders of the Company and their affiliates have been customers of Nicolet National from time to time in the ordinary course of business, and additional transactions may be expected to take place in the future. In accordance with applicable federal laws and regulations, all loans by Nicolet National to these persons are made (1) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, (2) do not involve more than the normal risk of collectibility or embody other unfavorable features, and (3) comply with specified quantitative limits imposed by federal laws and regulations.


          NOMINATIONS AND SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     Under our bylaws, shareholder proposals submitted for consideration at the next Annual Meeting of Shareholders must be received by the Company no later than 60 days prior to the date set for the meeting. Under SEC proxy rules, however, the Company must receive a proposal at least 120 days before the one-year anniversary of the mailing date for the prior year's proxy statement, which in our case would require that proposals be submitted prior to November 10, 2003 for next year's annual meeting. Our bylaws require that the notice describe: (i) the proposal and the reason it is being brought before the meeting; (ii) the proponent's name and address and the number of shares he or she beneficially owns; and (iii) any material interest of the proponent in the proposal. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.

     In addition, our bylaws state that director nominations not made on behalf of existing management must be made in writing and delivered between 14 and 50 days before a meeting at which directors are to be elected, although if less than 21 days' notice of the meeting is provided to shareholders, the nomination must be delivered by the close of business on the seventh day after the date on which the notice was mailed. The nomination must state, to the extent known to the nominating shareholder: (i) the nominee's name, address and occupation; (ii) the total number of shares to be voted for the nominee; and (iii) the notifying shareholder's name, address and number of shares owned.

              OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

     The Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.


Green Bay, Wisconsin
March 20, 2003
                                   ___________

     The Company's Annual Report to Shareholders, which includes audited financial statements for the Company, has been mailed to shareholders of the Company with these proxy materials. The Annual Report to Shareholders does not form any part of the material for the solicitation of proxies.